Exhibit 10.1

FOURTH AMENDMENT

TO

2004 STOCK INCENTIVE PLAN

THIS FOURTH AMENDMENT TO 2004 STOCK INCENTIVE PLAN (the “Amendment”) is made and adopted, effective as of November 7, 2008 (the “Effective Date”), by CALLWAVE, INC., a Delaware corporation (the “Company”), with reference to the following facts.

RECITALS:

A. The Company previously adopted that certain 2004 Stock Option Plan dated effective April 27, 2004, (the “Option Plan”), and the stockholders and Board of Directors of the Company set aside thereunder One Million Seven Hundred Thousand (1,700,000) shares of Common Stock as of April 27, 2004, to permit certain additional administrative procedures in connection with the operation of the Option Plan.

B. Pursuant to the “evergreen” provisions of Section 5.1(b) of the Plan, the Board of Directors of the Corporation has approved the setting aside of an additional One Million Fifty-Eight Thousand Seven Hundred Ninety-Nine (1,058,799) shares of Common Stock under the Option Plan, and the Company is executing this Amendment in order memorialize that action.

AMENDMENT:

NOW, THEREFORE, the Company hereby amends the Option Plan as follows:

1. INCREASE IN AUTHORIZED SHARES. Effective as of the Effective Date, the number of shares of Common Stock set aside under the Option Plan for the granting of options and issuance of shares of restricted stock thereunder is hereby increased by One Million Fifty-Eight Thousand Seven Hundred Ninety-Nine (1,058,799) shares, to a total of Five Million Eight Hundred Thirty-Two Thousand Seven Hundred Sixty-Four (5,832,764).

2. MISCELLANEOUS. Except as expressly modified by this Amendment, the Option Plan is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment, effective as of the “Effective Date” described above.

CALLWAVE, INC., a Delaware corporation

By	/s/ Jeffrey Cavins
Jeffrey Cavins President and Chief Executive Officer